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                                                                     EXHIBIT 3.1

                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                         GENERAL INSTRUMENT CORPORATION

                                      INTO

                            NEXTLEVEL SYSTEMS, INC.

                        (PURSUANT TO SECTION 253 OF THE
                      GENERAL CORPORATION LAW OF DELAWARE)

    NextLevel Systems, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify:

    FIRST: That the Corporation owns all of the outstanding shares of each class of stock of General Instrument Corporation, a Delaware corporation ("GI"), incorporated on October 3, 1997, pursuant to the General Corporation Law of Delaware.

    SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on December 10, 1997, determined to and did merge GI into the Corporation, by the adoption thereof:

       RESOLVED, that the Corporation merge, and it hereby does merge, into itself GI and assumes all of its obligations.

       RESOLVED, that said merger shall be effective as of 8:00 a.m. on February 2, 1998.

       RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to General Instrument Corporation and Article FIRST of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:

       "FIRST: The name of the Corporation is General Instrument Corporation."

       RESOLVED, that except for the foregoing amendment to Article FIRST, the Amended and Restated Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the General Corporation Law of Delaware.

       RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge GI and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

    THIRD: This Certificate of Ownership and Merger shall become effective as of 8:00 a.m. on February 2, 1998.

    In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 30th day of January, 1998.

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                                                  NEXTLEVEL SYSTEMS, INC.

                                                  By:        /s/ KEITH A. ZAR
                                                             ----------------------------------------------
                                                             Name: Keith A. Zar
                                                             Title:  VICE PRESIDENT AND
                                                                   GENERAL COUNSEL
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